EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

SCICLONE PHARMACEUTICALS INTERNATIONAL LIMITED

SCICLONE PHARMACEUTICALS ITALY SRL

SCICLONE PHARMACEUTICALS INTERNATIONAL CHINA HOLDING LTD

SCICLONE PHARMACEUTICALS (CHINA) LTD

SCICLONE PHARMA LIMITED

PRODUCTS ACQUISITION INTERNATIONAL LTD

SCICLONE PHARMACEUTICALS HONG KONG LIMITED